FOR IMMEDIATE RELEASE

Contacts: Jerry W. Nix, Vice Chairman and CFO — (770) 612-2048

Sidney G. Jones, Vice President-Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
ANNOUNCES NEW PRESIDENT
U.S. AUTOMOTIVE PARTS GROUP

Atlanta, Georgia, July 6, 2009 – Tom Gallagher, Chairman, President and CEO of Genuine Parts Company (NYSE: GPC), announced today that Paul D. Donahue has been named President of the U.S. Automotive Parts Group effective immediately. Mr. Donahue was previously responsible for several of the Company’s automotive business units, a role he assumed upon election to the position of Executive Vice President of the Company in August 2007.

Mr. Donahue, age 52, joined S. P. Richards Company, the Company’s office products group, as Executive Vice President – Sales and Marketing in 2003. Prior to that, Mr. Donahue was President of Sanford North America, a division of Newell Rubbermaid. Mr. Gallagher commented, “Paul Donahue’s proven leadership and experience in the office products industry made him a great addition to the S. P. Richards’ management team. He was quickly promoted to President and Chief Operating Officer of S. P. Richards Company, a position he held until his election to Executive Vice President of Genuine Parts Company in 2007. Over the past two years, Paul has provided strong leadership to several of our automotive business units, including: Rayloc, our remanufacturing operation; Balkamp, our repackaging group; Auto Todo, our Mexican aftermarket business; and Altrom, our import parts distribution operation. He also led our global sourcing initiative and he has gained valuable automotive aftermarket experience.”

“As President of the U.S. Automotive Parts Group, Paul will have responsibility for the entire U.S. Automotive network of 58 distribution centers and 1,100 company owned stores, and he will work to further develop and strengthen relationships and growth opportunities with the nearly 4,800 independently owned NAPA AUTO PARTS stores. We are pleased to have a proven executive like Paul Donahue on the GPC team and at the helm of our U.S. Automotive Parts Group. He will be leading an extremely capable management team and we can look forward to solid progress from this important segment of the Company in the future,” said Mr. Gallagher.
About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and in Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2008 revenues of $11.0 billion.